Exhibit 10.23

Summary of Loan Agreement

Loan from Hanting Rural Credit Cooperative

On November 10, 2006, Weifang entered into a loan agreement with Hanting Rural Credit Cooperative, for a loan in the principal amount of $396,962. The interest rate for this loan is 8.19% per annum and the loan has a maturity date of November 8, 2009. Weifang plans to use the loan to finance the working capital.